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                                                                    EXHIBIT 99.1





MEDIA CONTACT:                                      INVESTOR CONTACT:
Skip Colcord                                        Pat Weller
(781) 386-6624                                      (781) 386-6603
colcors@polaroid.com                                wellerp@polaroid.com



          POLAROID REPORTS OPERATING LOSS IN LINE WITH ITS EXPECTATIONS
                  -- ACTIONS IMPROVE NEAR-TERM CASH POSITION --

         CAMBRIDGE, MASS., -- JULY 18, 2001 -- Polaroid Corporation (NYSE: PRD) today posted an operating loss of $52 million for the second quarter, including $16 million in one-time losses associated with the liquidation of discontinued models and product lines. Excluding these inventory liquidation charges, the second quarter operating loss was $36 million and in line with the company's previously announced expectations. In June the company had projected a second quarter operating loss of about the same as in the first quarter, which was $38 million excluding one-time charges and real estate gains.

         Consistent with its strategy to focus on cash generation, Polaroid reported $7 million of positive net cash flow during the quarter. Working capital improved by $30 million, including a $61 million decrease in inventories versus the end of the first quarter. Net debt -- defined as gross debt less cash -- decreased by $7 million to $854 million at the end of the second quarter and includes $94 million in cash and equivalents.

         Polaroid reported a diluted loss-per-share of $2.36 for the second quarter on revenues of $334 million compared to diluted earnings-per-share (EPS) of $0.59 for the second quarter last year on revenues of $486 million. This year's second quarter included a $53 million non-cash income tax charge to establish a valuation allowance against deferred tax assets. Excluding the tax charge, as well as one-time real estate gains and inventory liquidations, and using a normal 35 percent effective tax rate, the diluted loss-per-share would have been $0.84 for the second quarter.

                                   -- more --


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                                       POLAROID 2001 SECOND QUARTER EARNINGS - 2


         Gary T. DiCamillo, chairman and chief executive officer, said that Polaroid continues to be focused on liquidity, cash generation and managing its debt. He summarized actions the company took last week consistent with this focus.

         "First, we received waivers from our U.S. and European bank groups through October 12, 2001. This will allow us to proceed with our operational restructuring and continue dealing with our vendors and customers on a business-as-usual basis. Second, we announced that we would forgo bond interest payments in July and August with the objective of developing a capital structure that better supports our long-term business plans. We intend to begin good faith negotiations with our bondholders in August. Finally, we announced that Polaroid would be exploring strategic alternatives with the assistance of our investment bankers," he said.

         DiCamillo noted that Polaroid continued to make progress on its five-point program in the second quarter. Polaroid:

         o announced its second restructuring plan of 2001 with the objective of achieving $235 million to $260 million of annual cost savings and reducing the number of manufacturing plants by one third;

         o reduced working capital by $30 million in the second quarter and by $75 million in the first half of 2001. The company also set a new goal of a $150 million reduction for the full year;

         o reduced capital expenditures to $16 million in the second quarter, about the same as in the first quarter and less than half the spending rate of last year;

         o sold its 56-acre Reservoir site for $70 million and, in partnership with Spaulding & Slye, sold a majority of its Memorial Drive site in Cambridge for $36 million. The company also committed to exploring further real estate sales this year;

         o accelerated its instant digital printing strategy with the introduction of Opal and Onyx technologies to the investment community on May 31 in New York City.

                                   -- more --

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                                       POLAROID 2001 SECOND QUARTER EARNINGS - 3


         DiCamillo reiterated Polaroid's two-part business model announced at its May 31 investor meeting: (1) to manage the traditional instant film business for cash and profitability and (2) to create a new instant digital printing business designed for growth through partnerships. "We are in negotiations with several business partners who have shown strong interest in our Opal and Onyx instant digital printing platforms. We plan to release more details in the third quarter," he said.

         Second quarter revenues declined 31 percent from the same quarter last year. About half the decline was due to the weak economy and less demand for instant cameras and films. The balance reflected a difficult comparison with last year's second quarter which included new product introductions, as well as product liquidations, dealer inventory reductions, discontinued businesses and the impact of foreign exchange.

         Revenues in the Americas region totaled $226 million for the second quarter compared with $311 million for the same period last year. Within the Americas, sales in the U.S. were $194 million versus $273 million for the second quarter of 2000. Revenues in Europe totaled $62 million compared with $100 million in the same quarter last year. Asia Pacific sales were $46 million versus $75 million in the second quarter 2000.

         Gross margin for the second quarter was 28 percent of sales compared to 46 percent of sales for the same quarter a year ago. The decline in gross margin was due primarily to the impact of higher manufacturing costs driven by a reduced production schedule and the decision to increase cash by selling off discontinued inventory. Excluding inventory liquidation sales, gross margin would have been 34 percent.

         Marketing, research, engineering and administrative expenses totaled $143 million for the second quarter compared with $173 million spent on these expenses during the second quarter last year.

                                   -- more --

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                                       POLAROID 2001 SECOND QUARTER EARNINGS - 4


         For the first six months of 2001, net cash usage was $14 million. The diluted EPS decreased from $0.56 for the first half of 2000 to a diluted loss-per-share of $4.35, including all charges, for the same period in 2001. Six-month revenues totaled $664 million versus $888 million for the same period last year.

         Polaroid Corporation is the worldwide leader in instant imaging. The company supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid web site at www.polaroid.com.


         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139


Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: successfully refinance, restructure or extend its existing credit facilities, reduce outstanding debt and negotiate with the lenders under its credit facilities and with its noteholders; market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; compete successfully in the instant imaging market against larger and stronger competitors; implement its strategies to reduce costs and improve cash flow; comply with the covenants in its credit facilities and indentures governing its outstanding notes; manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities and Exchange Commission.

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